Exhibit 10.9

EVERI HOLDINGS INC.
NOTICE OF GRANT OF RESTRICTED STOCK UNITS
(Time-Based)

Everi Holdings Inc. (the “Company”) has granted to the Participant an award (the “Award”) of certain units pursuant to the Everi Holdings Inc. 2014 Equity Incentive Plan (the “Plan”), each of which represents the right to receive on the applicable Settlement Date one (1) share of Stock, as follows:

Participant:	Randy L. Taylor	Award Number: ________________
Date of Grant:	April 1, 2020
Total Number of Units:	25,000, subject to adjustment as provided by the Restricted Stock Units Agreement.
Vesting Start Date:	April 1, 2020
Vested Units:
Subject to the acceleration of vesting as provided below under “Termination of Service” and “Change in Control,” except as provided in the Restricted Stock Units Agreement and provided that the Participant’s Service has not terminated prior to the applicable date, the number of Vested Units (disregarding any resulting fractional Unit) as of any date is determined by multiplying the Total Number of Units by the “Vested Ratio” determined as of such date, as follows:
                                                                                                               Vested Ratio
Prior to the one (1)-month anniversary of the Vesting Start Date 0
Each one (1)-month anniversary of the Vesting Start Date 1/36

Settlement Date:	Shares shall be settled and delivered (provided that such delivery is otherwise in accordance with federal and state securities laws) with respect to Vested Units as soon as practicable following the date on which a Unit becomes a Vested Unit.
Termination of Service – Death or Disability:	Upon the death or Disability of the Participant, vesting shall fully accelerate and the Vested Ratio shall be 1/1 (100%).
Termination of Service – Other than Death or Disability	If the Participant’s Service is terminated for any reason other than death or Disability, all Units that are not Vested Units shall be immediately forfeited.
Change in Control:
Upon the occurrence of a Change in Control prior to the thirty-sixth anniversary of the Vesting Start Date, if (i) the Award is not assumed, continued, or substituted by the Acquiror as described in Section 13.1(b) of the Plan, or (ii) the Award is assumed, continued, or substituted by the Acquiror as described in Section 13.1(b) of the Plan and the Participant’s Service terminates as a result of Involuntary Termination (as defined in Section 13.1(a) of the Plan) within twenty four (24) months thereafter, then vesting shall fully accelerate and the Vested Ratio shall be 1/1 (100%).

Superseding Agreement:	None.
Interference with Business:
Participant acknowledges that because of Participant’s position in the Company, Participant will have access to the Company’s and its affiliates’ new and additional Proprietary Information (as defined below), including confidential information and trade secrets. Subject to clause 1(a) and 1(d) of the Participant’s Employee Proprietary Information and Inventions Agreement (“EPIIA”), Participant agrees that during Participant’s Service and for a period of 12 months after termination of Participant’s

Service, Participant shall not directly or indirectly, either for Participant or for any other individual, corporation, partnership, joint venture or other entity, participate in any business (including, without limitation, any division, group, or franchise of a larger organization) anywhere in the world that engages in or that proposes to engage in any business in which the Company or any affiliate of the Company is engaged or proposes to engage in during the term of Participant’s Service. Subject to clause 1(a) and 1(d) of the EPIIA, Participant also agrees during Participant’s Service and for a period of 12 months after termination of Participant’s Service, Participant shall not directly or indirectly, either for Participant or for any other individual, corporation, partnership, joint venture or other entity, (i) divert or attempt to divert from the Company or any affiliate of the Company any business of any kind, including without limitation the solicitation of or interference with any of its customers, clients, business partners or suppliers, or (ii) solicit, induce, recruit or encourage any person employed by the Company or any affiliate of the Company to terminate his or her employment. For purposes of the foregoing, the term “participate in” shall include, without limitation, having any direct or indirect interest in any corporation, partnership, joint venture or other entity, whether as a sole proprietor, owner, stockholder, partner, joint venturer, creditor or otherwise, or rendering any direct or indirect service or assistance to any individual, corporation, partnership, joint venture and other business entity (whether as a director, officer, manager, supervisor, employee, agent, consultant or otherwise).
“Proprietary Information” means all information and any idea in whatever form, tangible or intangible, whether disclosed to or learned or developed by Participant, pertaining in any manner to the business of the Company or to the Company’s affiliates, consultants, or business associates, unless: (i) the information is or becomes publicly known through lawful means; (ii) the information was rightfully in Participant’s possession or part of Participant’s general knowledge prior to Participant’s employment by the Company; or (iii) the information is disclosed to Participant without confidential or proprietary restrictions by a third party who rightfully possesses the information (without confidential or proprietary restrictions) and did not learn of it, directly or indirectly, from the Company. Participant further understands that the Company considers the following information to be included, without limitation, in the definition of Proprietary Information: (A) schematics, techniques, employee suggestions, development tools and processes, computer printouts, computer programs, design drawings and manuals, electronic codes, formulas and improvements; (B) information about costs, profits, markets, sales, customers, prospective customers, customer contracts (including without limitation the terms and conditions of such customer contracts) and bids; (C) plans for business, marketing, future development and new product concepts; (D) customer lists, and distributor and representative lists; (E) all documents, books, papers, drawings, models, sketches, and other data of any kind and description, including electronic data recorded or retrieved by any means, that have been or will be given to the Participant by the Company (or any affiliate of it), as well as written or verbal instructions or comments; (F) any information or material not described in (A)-(E) above which relate to the Company’s inventions, technological developments, “know how”, purchasing, accounts, merchandising, or licensing; (G) employee personnel files and information about employee compensation and benefits; and (H) any information of the type described in (A)-(G) above which the Company has a legal obligation to treat as confidential, or which the Company treats as proprietary or designates as confidential, whether or not owned or developed by the Company.
Participant acknowledges that Participant’s fulfillment of the obligations contained in the section, including, but not limited to, Participant’s obligation not to interfere with the Company’s business as provided above, is necessary to protect the Proprietary

Information and, consequently, to preserve the value and goodwill of the Company. Participant further acknowledges the time, geographic and scope limitations of Participant’s obligations as described above are reasonable, especially in light of the Company’s desire to protect its Proprietary Information, and that Participant will not be precluded from gainful employment if Participant is obligated not to compete with the Company during the specified period and within the specified geography.
The covenants contained herein shall be construed as a series of separate covenants, one for each state, province, country and other political subdivision. Except for geographic coverage, each such separate covenant shall be deemed identical in terms of the covenant contained herein. In the event that the scope, territory or period of time of any separate covenant is determined to be unenforceable by a court of competent jurisdiction, the court, if allowed under applicable law, shall reduce the scope, territory or period of time of that separate covenant to a level that the court deems enforceable and the remaining separate covenants, as well as all other terms and covenants in this Grant Notice, shall be valid and be enforceable to the fullest extent permitted by law. In the event that any separate covenant is found to be unenforceable in its entirety, the court, if allowed under applicable law, shall eliminate such covenant from this Grant Notice in that case and the remaining separate covenants, as well as all other terms and covenants in this Grant Notice, shall be valid and be enforceable to the fullest extent permitted by law. The covenants set forth herein are intended to be enforced to the maximum degree permitted by law.

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By their signatures below or by electronic acceptance or authentication in a form authorized by the Company, the Company and the Participant agree that the Award is governed by this Grant Notice and by the provisions of the Restricted Stock Units Agreement and the Plan, both of which are made a part of this document. The Participant acknowledges that copies of the Plan, the Restricted Stock Units Agreement and the prospectus for the Plan are available on the Company’s internal web site and may be viewed and printed by the Participant for attachment to the Participant’s copy of this Grant Notice. The Participant represents that the Participant has read and is familiar with the provisions of the Restricted Stock Units Agreement and the Plan, and hereby accepts the Award subject to all of their terms and conditions.

EVERI HOLDINGS INC.		PARTICIPANT

By:	/s/ Michael D. Rumbolz	/s/ Randy L. Taylor
	Michael D. Rumbolz	Signature
Chief Executive Officer
Date
Address:
	7250 S. Tenaya Way, Suite 100	Address
Las Vegas, NV 89113
ATTACHMENTS: 2014 Equity Incentive Plan, as amended to the Date of Grant; Restricted Stock Units Agreement and Plan Prospectus